UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EXXON MOBIL CORPORATION

(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Exxon Mobil Corporation

22777 Springwoods Village Parkway

Spring, Texas 77389

May 12, 2026

Glass Lewis

255 California Street, Suite 1100

San Francisco, CA 94111

RE: 2026 Glass Lewis Proxy Report Feedback Statement

Summary of ExxonMobil Response

•

By refusing to meet with us and discuss our final proxy, Glass Lewis developed an ill-informed recommendation against our proposal to redomicile based on misunderstandings, speculation, and immaterial factors.

•

Glass Lewis failed to disclose an obvious conflict of interest resulting from its ongoing litigation with the Texas Attorney General, which directly relates to a law affecting its business interests.

•

Glass Lewis’ emphasis on written consent as a basis for their recommendation has no practical relevance for ExxonMobil shareholders. Action by written consent – whether majority or unanimous – has never been a meaningful mechanism for shareholder action. ExxonMobil shareholders have never exercised or sought to exercise this right in modern history. In fact, it is infrequently, if ever, used in practice at comparably situated large-cap companies. Special meeting and shareholder provisions, which are more practical means to bring matters forward for consideration, remain entirely unchanged.

•

The exclusive forum provision, which is common among S&P 500 companies, improves efficiency and ensures jurisdictional relevance without limiting shareholder recourse. This is a shareholder benefit, not a detriment.

•

ExxonMobil shareholders’ rights remain fully preserved, including the rights associated with shareholder proposals and derivative lawsuits. Suggesting otherwise is blatant scaremongering based on pure speculation.

•

We strongly encourage Glass Lewis to reconsider the proposed Texas Redomiciliation in full context. We believe the proposed move is beneficial for our shareholders and should be represented as such.

We appreciate the opportunity to provide transparent and timely information to our shareholders by participating in Glass Lewis’ Report Feedback Statement Service. It is unfortunate that your company was unwilling to engage with us prior to you issuing your recommendations. The fact that you did not resulted in a recommendation against ExxonMobil’s proposal to redomicile to Texas that, in our view, is based on entirely avoidable misunderstandings.

Your analysis places undue emphasis on speculative limitations on shareholder rights without acknowledging or giving appropriate weight to the fact that the primary mechanisms through which ExxonMobil shareholders exercise their rights remain unchanged.

Further, we note that Glass Lewis did not disclose its ongoing litigation against the Texas Attorney General over a Texas law that would adversely affect the company’s commercial interests by changing the state’s regulatory framework governing proxy advisors.1 Glass Lewis is certainly entitled to defend its business interests, but it would have been relevant for investors who rely on its assertions of impartiality to know that, in this case, there is a high-profile, obvious conflict of interest.2

Glass Lewis’ emphasis on written consent has no practical relevance for ExxonMobil shareholders

We acknowledge Glass Lewis’ consistent support for written consent rights. However, we believe the relevance of this mechanism should be evaluated in the context of ExxonMobil’s shareholder base and broader market practice among large public companies.

With nearly 40% of our outstanding shares held by retail investors3, ExxonMobil has one of the most widely dispersed shareholder bases among public companies. In this context, action by written consent – whether majority or unanimous – has not been a meaningful or utilized mechanism for shareholder action. We are not aware of any instance in which ExxonMobil shareholders have exercised or sought to exercise this right in modern history, and it is infrequently, if ever, used in practice at comparably situated large-cap companies.

Consequently, while written consent may exist as a governance feature, it does not represent a realistic or effective avenue for shareholder action at ExxonMobil. In contrast, shareholders rely on established and practical mechanisms – such as proxy proposals and special meetings – to exercise their rights and influence outcomes.

Importantly, the proposed redomiciliation does not diminish shareholders’ practical ability to bring matters forward:

•

The 15% ownership threshold to call a special meeting remains unchanged, meaning any shareholder coalition capable of calling a special meeting under New Jersey law can do so on identical terms under Texas law.

•	Eligibility to submit shareholder proposals is unchanged, and shareholders will continue to have the same ability to present proposals for consideration.

Taken together, we believe the focus on written consent in this instance overstates an impractical, rarely used mechanism, while the core avenues for shareholder engagement and action remain fully preserved. Given these facts, suggesting that it should have any significance in the decision on ExxonMobil’s proposal to redomicile is odd and a distraction from our Company’s preservation of shareholder rights in its proposed change of domicile.

[1]

The law imposes disclosure requirements on proxy advisory firms and applies to companies headquartered in or considering redomiciliation to Texas: https://www.jdsupra.com/legalnews/iss-files-suit-against-texas-sb-2337-7871717/

[2]	https://www.gibsondunn.com/wp-content/uploads/2025/08/texas-court-blocks-enforcement-of-new-texas-proxy-advisor-law-against-iss-and-glass-lewis.pdf
[3]	https://www.sec.gov/files/corpfin/no-action/exxon-mobile-091525-incoming-letter.pdf

The exclusive forum provision enhances efficiency without limiting shareholder recourse

We also disagree that the exclusive forum provision limits shareholder rights in a manner inconsistent with shareholder interests.

The exclusive forum provision does not restrict shareholders’ right or ability to pursue litigation. Rather, it ensures that such claims are resolved in a single, appropriate forum, avoiding the inefficiencies, increased costs, and potential for inconsistent outcomes that can arise when similar cases are filed across multiple jurisdictions.

Establishing a clear and exclusive forum provides greater predictability for shareholders and the Company alike. It is appropriate and logical for such matters to be adjudicated in the jurisdiction where ExxonMobil is headquartered, where its management and operations are based, and whose corporate law framework governs the Company.

As disclosed in the proxy statement, we believe that courts in Texas are well positioned to evaluate matters involving ExxonMobil. The proposed bylaws include a seriatim for the venue of certain cases, which provide a robust legal framework. Judges and juries in Texas are more likely to have familiarity with the Company’s operations and industry, which we believe supports more informed and effective decision-making when reviewing corporate actions.

It is also important to recognize that exclusive forum provisions are widely accepted and already standard practice among large U.S. public companies. A substantial portion of the S&P 5004 including the majority of Delaware incorporated issuers, maintain exclusive-forum provisions designating a single court for internal affairs litigation. They are viewed as a mainstream governance mechanism that enhances efficiency and reduces duplicative litigation.5 The prevalence of these provisions among leading public companies underscores that they are broadly understood to protect shareholder value by promoting consistency, predictability, and coherent adjudication of corporate governance matters.

The exclusive forum provision is designed to benefit shareholders through increased efficiency, consistency, and predictability, without impairing their ability to seek legal recourse.

ExxonMobil shareholders’ rights remain fully preserved, including with regards to shareholder proposals and derivative lawsuits

Glass Lewis focuses on Texas laws which allow for higher ownership thresholds for shareholder proposals and derivative lawsuits while ignoring two key facts:

•	ExxonMobil did not opt into these provisions, which is stated clearly in the proxy

•	Even though not prohibited by New Jersey’s corporate statute, ExxonMobil has not sought to similarly restrict shareholder proposals under the state’s law

[4]

“Exclusive-forum bylaws have become more widely adopted and currently are in place in roughly half of the S&P 500 and a quarter of all public companies”: https://www.directorsandboards.com/risk-oversight/legal-risk/a-closer-look-at-exclusive-forum-provisions

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“Exclusive forum selection provisions have become commonplace and serve as an effective tool to manage litigation for Delaware corporations”: https://www.skadden.com/-/media/files/publications/2022/05/insights-the-delaware-edition/seventh_and_ninth_circuits_split_over_the_scope_of_exclusive_forum_provisions.pdf?rev=9b998028eeb04ade88f6954efc9abc6e

Even if Glass Lewis is not willing to trust the Board’s future judgement, it fails to recognize that any move to impose higher ownership thresholds for shareholder proposals or derivative actions must be implemented through an amendment to the Company’s governing documents — an action that would either require prior shareholder approval or remain subject to shareholder amendment by a shareholder vote after-the-fact.6 Basing a voting recommendation on a hypothetical future action by the Board is not a sound basis, especially when the Board has not taken that action in the past.

We strongly encourage Glass Lewis to consider the proposed Texas Redomiciliation in full context

We offer that the proposal appropriately balances governance considerations with operational and legal efficiencies associated with Texas incorporation.

Importantly:

•	Shareholders’ rights and ability to act remain unchanged

•	The exclusive forum provision enhances efficiency without impairing legal recourse

•	The Board retains its commitment to strong governance and shareholder engagement

As importantly, the objections voiced by Glass Lewis can be summarized as:

•	Written consent should be preserved despite the fact that ExxonMobil cannot find a circumstance in which it was ever used

•	The exclusive forum provisions of Texas statute are a non-starter despite the fact that much of S&P 500 and the majority of Delaware-registered companies have similar provisions

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The fear of ExxonMobil imposing higher ownership requirements that would hinder shareholder rights is enough to vote against re-domiciling despite the fact that the Company said it would not do so (and never has in its nearly 150 history)

For these reasons, we believe the proposed Texas Redomiciliation is in the best interests of shareholders and respectfully request that Glass Lewis reconsider its recommendation.

We appreciate the opportunity to respond to Glass Lewis’ recommendation and continue this dialogue. We remain committed, alongside Glass Lewis and many other market participants, to preserving the unique system of shareholder democracy we have in the United States.

[6]

TBOC §21.373(c): A nationally listed corporation shall provide notice to shareholders of the proposed adoption of an amendment under Subsection (b) in any proxy statement provided to shareholders preceding the amendment’s adoption.

4